Exhibit 99.1

For immediate release	August 12, 2015

Crown Crafts Reports Fiscal 2016 First Quarter Results

●	Strong improvement in net sales and net income
●	Company remains debt-free with $8.2 million cash balance
●	Board declares 23rd consecutive quarterly dividend

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported results for the fiscal 2016 first quarter, which ended June 28, 2015.

“Our performance in the first quarter was strong compared with the same quarter last year, as net sales increased by 13.7% and net income improved significantly in what is typically our softest quarter of the year,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “In addition, we remain financially strong with a cash balance of $8.2 million and no debt on our books.”

Financial Results

Net income for the first quarter of fiscal 2016 increased 31.9% to $927,000, or $0.09 per diluted share, on net sales of $17.9 million, compared with net income of $703,000, or $0.07 per diluted share, on net sales of $15.7 million for the first quarter of fiscal 2015. Net income for the fiscal 2015 first quarter included $146,000 in legal fees ($91,000 net of income taxes) associated with a lawsuit that was settled during the third quarter of fiscal 2015. Excluding the impact of these legal fees, net income would have been 16.8% higher for the first quarter of fiscal 2016 as compared with the prior-year quarter.

Quarterly Cash Dividend

The Company also announced that its Board of Directors declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on October 2, 2015 to shareholders of record at the close of business on September 11, 2015. “We are pleased that our consistently strong financial performance has enabled us to declare a dividend to our shareholders for 23 consecutive quarters,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and ask to be joined into the Crown Crafts, Inc. call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on August 19, 2015. To access the replay, dial (877) 344-7529 in the United States or (412) 317-0088 from international locations and refer to conference number 10070379.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries consist of Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections, as well as exclusive private label programs for certain of its customers. The Company’s website is www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott

Vice President and Chief Financial Officer

(225) 647-9124

oelliott@crowncrafts.com

or

Halliburton Investor Relations

(972) 458-8000

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

(Unaudited)

	Three-Month Periods Ended
	June 28, 2015	June 29, 2014
Net sales	$17,858	$15,704
Gross profit	4,781	4,282
Gross profit percentage	26.8%	27.3%
Income from operations	1,520	1,120
Income before income tax expense	1,532	1,127
Income tax expense	605	424
Net income	927	703
Basic earnings per share	$0.09	$0.07
Diluted earnings per share	$0.09	$0.07

Weighted Average Shares Outstanding:
Basic	10,058	9,985
Diluted	10,108	10,029

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	June 28, 2015
	(Unaudited)	March 29, 2015
Cash and cash equivalents	$8,240	$1,807
Accounts receivable, net of allowances	16,279	22,370
Inventories	18,130	15,468
Total current assets	45,413	42,519
Finite-lived intangible assets - net	4,448	4,507
Goodwill	1,126	1,126
Total assets	$52,701	$49,946

Total current liabilities	12,891	10,374

Shareholders’ equity	39,810	39,572
Total liabilities and shareholders’ equity	$52,701	$49,946